                                                                    Exhibit 99.1
                        AMERICAN COMMUNITY BANCORP, INC.

                              FOR IMMEDIATE RELEASE

April 26, 2005                                Contact:   Michael S. Sutton
                                                         Stephen C. Byelick, Jr.

                                              Phone:     (812) 962-2265

          AMERICAN COMMUNITY BANCORP, INC. REPORTS RECORD FIRST QUARTER
                                RESULTS FOR 2005

        First Quarter Net Income of $515 Thousand Up 328% Over Prior Year
                   Loans Grow $9.5 Million Over December 2004


EVANSVILLE, IN, APRIL 26, 2005 - AMERICAN COMMUNITY BANCORP, INC. (OTCBB: ACBP) (THE "COMPANY"), THE HOLDING COMPANY FOR BANK OF EVANSVILLE, announced today the first quarter results for 2005. The Company had consolidated net income of $515,326 for the first quarter of 2005, compared to $120,347 for the first quarter of 2004, an increase of 328.2 percent. Diluted earnings per share were $0.31 for the first quarter of 2005, compared to $0.08 for the same period in 2004. The increase reflects strong growth in net interest income fueled by loan growth of $9,501,992 during the quarter.

Michael S. Sutton, President and Chief Executive Officer, commented, "We are pleased with the operating results for the first quarter and with the strong commercial loan growth we experienced in the first three months of 2005. Loans with a variable rate represent 75.5 percent of our loan portfolio and, as a result, the rising rate environment has favorably impacted our net interest margin. Although the residential mortgage refinancing market has declined, we had a very strong level of mortgage originations in the first quarter. Fees earned from the sale of mortgages in the secondary market for the first quarter of 2005 were up 84.5 percent over the prior year."

Total revenues, comprised of net interest income and non-interest income, were $1,822,899 for the first quarter of 2005, increasing $660,772 or 56.9 percent over the same period in 2004. Net interest income of $1,516,078 for the first quarter of 2005 increased 50.4 percent when compared to the prior year. The increase in net interest income is the result of growth in earning assets and an increase in the net interest margin of 58 basis points from 3.22 percent for the first quarter of 2004 to 3.80 percent for the first quarter of 2005.

Non-interest income for the first quarter of 2005 was $306,821, an increase of
98.9 percent, compared to $154,268 earned in the first quarter of 2004. The growth of non-interest income was primarily attributable to volume-related increases in gains on sale of loans in the secondary market of $65,415 and merchant processing fees of $59,364.

Non-interest expense for the first quarter of 2005 was $1,182,373, increasing by $280,593, compared to $901,780 for the first quarter of 2004. Salaries and benefits increased by $126,965 or 24.3 percent due to our investment in personnel to support the continued growth of the Company. The growth in other categories of non-interest expense was, likewise, necessary to support the growth of the Company's balance sheet and earnings. Although non-interest expense increased in the first quarter of 2005 compared to the prior year, the efficiency ratio improved to 64.9 percent for the first quarter of 2005 from
77.6 percent in the first quarter a year ago.


                                 4424 VOGEL ROAD
                              EVANSVILLE, IN 47715
                    PHONE: (812) 962-2265 FAX: (812) 962-1383

The provision for loan losses for the first quarter was $125,200 and $140,000 for 2005 and 2004, respectively. There were no loans charged off during the first quarter of 2005 or 2004. The ratio of the allowance for loan losses to total loans was 1.5 percent at the end of the first quarter of 2005 and 2004.

Mr. Sutton stated, "Asset quality continues to be our highest priority. By focusing on a very strong credit administration process, we have managed the growth in our loan portfolio without compromising asset quality. At March 31, 2005, we had no non-performing loans and have experienced only $13,000 in charge-offs since opening for business in July 2001."

Total assets at March 31, 2005, were $179,140,698, an increase of $39,669,191 or
28.4 percent from $139,471,507 at March 31, 2004. Loans increased by $36,569,335 or 33.1 percent, reaching $147,089,114 at March 31, 2005, compared to $110,519,779 at March 31, 2004. The funding for the growth in loans was provided primarily by an increase in total deposits of $37,847,679 or 30.1 percent during the same time period.

Mr. Sutton concluded, "Our strong first quarter results provide a basis for optimism for the remainder of 2005. We continue to experience strong demand for our products and services. Our people, with their high service quality standard, are at the heart of our success. We look for 2005 to be another great year for American Community Bancorp."

American Community Bancorp, Inc., through its wholly-owned subsidiary, Bank of Evansville, provides a full range of commercial and consumer banking services in the Evansville, Indiana, area.







This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Act of 1995. Such statements are based on management's current expectations and are subject to a number of risk factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. A partial list of these risk factors and uncertainties is contained in the Bank's Registration Statement on Form SB2 and the Bank's Annual Report on Form 10K-SB for the year ended December 31, 2003, which are on file with the Office of the Comptroller of the Currency.

                                      # # #

                  AMERICAN COMMUNITY BANCORP, INC. & SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS


                                                                 (UNAUDITED)                             (UNAUDITED)
                                                                   MARCH 31,         DECEMBER 31,         MARCH 31,
                                                                     2005               2004                 2004
                                                                -----------------------------------------------------
ASSETS
Cash and due from banks                                         $   5,144,173       $   3,412,850       $   3,073,824
Interest bearing balances with banks                                        -           2,406,076           1,450,000
Federal funds sold                                                  8,230,000           2,412,000           2,050,000
                                                                -----------------------------------------------------
     Total cash and cash equivalents                               13,374,173           8,230,926           6,573,824
Securities available for sale, at fair value                       12,731,521          13,602,753          16,143,825
Nonmarketable equity securities                                       757,750             677,000             626,600

Gross loans                                                       147,089,114         137,587,122         110,519,779
Allowance for loan losses                                          (2,241,200)         (2,116,000)         (1,638,500)
                                                                -----------------------------------------------------
Net loans                                                         144,847,914         135,471,122         108,881,279

Premises and equipment                                              5,642,287           5,602,767           5,627,251
Other assets                                                        1,787,053           2,049,534           1,618,728
                                                                -----------------------------------------------------
     Total assets                                               $ 179,140,698       $ 165,634,102       $ 139,471,507
                                                                =====================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Deposits
   Non-interest bearing                                         $  18,398,009       $  13,427,677       $  13,903,197
   Interest bearing                                               145,108,647         136,319,224         111,755,780
                                                                -----------------------------------------------------
     Total deposits                                               163,506,656         149,746,901         125,658,977
Federal funds purchased & other borrowed funds                              -             500,000                   -
Accrued expenses and other liabilities                                312,682             441,468             425,687
                                                                -----------------------------------------------------
     Total liabilities                                            163,819,338         150,688,369         126,084,664

SHAREHOLDERS' EQUITY:
Common stock, no par value, 3,000,000 shares authorized;
  issued and outstanding 1,582,417, 1,582,417 and 1,499,042        15,536,687          15,536,687          14,519,877
Accumulated deficit                                                   (28,554)           (543,881)         (1,241,957)
Accumulated other comprehensive income                               (186,773)            (47,073)            108,923
                                                                -----------------------------------------------------
   Total shareholders' equity                                      15,321,360          14,945,733          13,386,843
                                                                -----------------------------------------------------
     Total liabilities and shareholders' equity                 $ 179,140,698       $ 165,634,102       $ 139,471,507
                                                                =====================================================

                  AMERICAN COMMUNITY BANCORP, INC. & SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                                    THREE MONTHS ENDED
                                                         MARCH 30,
                                                   2005            2004
                                                --------------------------
INTEREST INCOME:
Interest and fees on loans                      $2,148,664      $1,313,625
Securities                                         138,953         160,582
Interest bearing balances with other banks           5,266          13,532
Federal funds sold                                  21,870           5,407
                                                --------------------------
TOTAL INTEREST INCOME                            2,314,753       1,493,146
                                                --------------------------

INTEREST EXPENSE:
Deposits                                           794,836         485,164
Federal funds purchased                                855             123
FHLB advances                                        2,984               -
                                                --------------------------
TOTAL INTEREST EXPENSE                             798,675         485,287
                                                --------------------------
   NET INTEREST INCOME                           1,516,078       1,007,859
Provision for loan losses                          125,200         140,000
   NET INTEREST INCOME AFTER
                                                --------------------------
   PROVISION FOR LOAN LOSSES                     1,390,878         867,859

NON-INTEREST INCOME:
Service charges on deposit accounts                 36,172          20,442
Gain on sale of loans                              142,794          77,379
Gain on sale of securities                               -           7,215
Other                                              127,855          49,232
                                                --------------------------
TOTAL NON-INTEREST INCOME                          306,821         154,268

NON-INTEREST EXPENSE:
Salaries and benefits                              648,479         521,514
Occupancy and equipment                            129,964          95,839
Marketing                                           20,261          17,107
Data processing                                     70,409          58,597
Supplies, printing and delivery expense             24,739          16,091
Legal and professional                              57,736          88,549
Other                                              230,785         104,083
                                                --------------------------
TOTAL NON-INTEREST EXPENSE                       1,182,373         901,780
                                                --------------------------
   INCOME BEFORE INCOME TAXES                      515,326         120,347
Income taxes                                             -               -
                                                --------------------------
   NET INCOME                                   $  515,326      $  120,347
                                                ==========================

BASIC EARNINGS PER SHARE                        $     0.33      $     0.08
DILUTED EARNINGS PER SHARE                      $     0.31      $     0.08

AVERAGE SHARES OUTSTANDING                       1,582,417       1,499,042
AVERAGE DILUTED SHARES OUTSTANDING               1,653,930       1,526,809